Exhibit 99.1

NTN Buzztime Enters Asset Purchase Agreement

to Sell Entertainment and Advertising Assets

●	The asset sale complements Buzztime’s previously announced proposed reverse merger

Carlsbad, CA, September XX, 2020 —NTN Buzztime, Inc. (NYSE American: NTN) signed a definitive asset purchase agreement to sell its social entertainment, customer engagement, and advertising technology assets to eGames.com Holdings LLC (eGames.com) for $2.0 million in cash. The proposed transaction is expected to close in the fourth quarter of 2020 subject to the satisfaction or waiver of closing conditions in the purchase agreement.

eGames.com is a game publishing business. Founder Aram Fuchs said, “Close to 30 years ago, I saw Buzztime for the first time. As a hedge fund analyst and gaming aficionado, I was excited by Buzztime’s prospects. Since, Buzztime has built a formidable, loyal player network with its engaging entertainment offerings, including trivia, sports, card and arcade games. I am ecstatic to join the team now and intend to leverage the talents of eGames.com’s network of independent game developers to help realize Buzztime’s full potential. Further, we expect to generate synergies to grow Buzztime’s out-of-home advertising network organically and with eGames.com’s assets.”

“For over 35 years, Buzztime has amassed a loyal player and customer base and more recently expanded its offering with effective out-of-home advertising,” said Allen Wolff, CEO of NTN Buzztime. “We believe that this asset sale will generate benefits for various stakeholders. By selling our game network, we will preserve our compelling in-venue experience that engages patrons for Buzztime customer venues. The cash purchase price we will receive will strengthen our balance sheet and improve our stockholders’ position with respect to the previously announced proposed reverse merger with Brooklyn Immunotherapeutics LLC.”

Transaction Details

In consideration for the purchase of the assets, at the closing of the proposed transaction, eGames.com will pay $2.0 million in cash to Buzztime and will assume certain of Buzztime’s other liabilities necessary to operate the business. On the date the parties entered into the asset purchase agreement, an affiliate of eGames.com loaned $1,000,000 to Buzztime, which will be applied toward the purchase price at the closing of the asset sale.

The closing of the asset sale is subject to the satisfaction or waiver of certain customary closing conditions, including Buzztime obtaining, as required by Delaware law, stockholder approval of the asset sale. As Buzztime previously announced, on August 12, 2020, Buzztime signed an agreement and plan of merger and reorganization with Brooklyn Immunotherapeutics LLC (Brooklyn) regarding a proposed reverse merger transaction (merger). At that time, Buzztime also announced that it was continuing to explore the sale of substantially all of the assets relating to its current business to provide additional capital and allow the company following the closing of the merger, if it closes, to be in a position to focus exclusively on Brooklyn’s business. The proposed asset sale transaction with eGames.com is the result of that process.

Upon completion of the proposed asset sale, Buzztime’s Chief Executive Officer Allen Wolff will be appointed as Chief Executive Officer of eGames.com.

A more complete description of the terms of and conditions of the proposed asset sale transaction will be included in a current report on Form 8-K to be filed by Buzztime with the U.S. Securities and Exchange Commission (SEC) on or about September 21, 2020. A copy of the asset purchase agreement will be an exhibit to that Form 8-K. All parties desiring details regarding the terms and conditions of the proposed asset sale transaction are urged to review that Form 8-K, and the exhibits attached thereto, which will be available at the SEC’s website at www.sec.gov.

About Buzztime

NTN Buzztime, Inc., currently listed on NYSE American Exchange listed under ticker NTN, delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. The company’s tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as in bars, restaurants, casinos and senior living centers. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

Additional Information and Where to Find It

In connection with the proposed merger and asset sale, Buzztime intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement and a prospectus of Buzztime, which joint proxy statement/prospectus/consent solicitation statement will be mailed or otherwise disseminated to Buzztime stockholders and to the beneficial holders of Brooklyn’s Class A membership units if and when it becomes available. INVESTORS AND SECURITY HOLDERS OF BUZZTIME AND BROOKLYN ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BUZZTIME, BROOKLYN, THE PROPOSED MERGER AND ASSET SALE, AND RELATED MATTERS. The joint proxy statement/prospectus/consent solicitation statement and other relevant materials (when they become available) and any other documents filed by Buzztime with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Buzztime by directing a written request to: NTN Buzztime, Inc, 6965 El Camino Real, Suite 105-Box 517, Carlsbad, California 92009. Investors and security holders are urged to read the joint proxy statement/prospectus/consent solicitation statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger and asset sale.

Participants in the Solicitation

Buzztime and its directors, executive officers and certain other members of management and employees, Brooklyn and its managers and officers, and eGames.com and its managers and officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders of Buzztime with respect to the proposed merger and asset sale and related matters. Information about the directors and executive officers of Buzztime, including their ownership of shares of common stock is set forth in Buzztime’s Annual Report on Form 10-K for the year ended December 31, 2019 and Amendment No. 1 thereto, which were filed with the SEC on March 19, 2020 and April 27, 2020, respectively. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Buzztime stockholders, including a description of their interests in the proposed merger and asset sale, by security holdings or otherwise, will be included in the joint proxy statement/prospectus/consent solicitation statement and other relevant documents to be filed with the SEC when they become available. As described above, these documents will be available free of charge at the SEC’s website or by directing a written request to Buzztime. Neither the managers or officers of Brooklyn nor the managers or officers of eGames.com currently hold any interests, by security holdings or otherwise, in Buzztime.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “expect,” “intend,” “plan,” “believe,” “anticipate,” “may,” “will,” “would,” “should,” “could,” “contemplate,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar words. These forward-looking statements include, but are not limited to, statements concerning: the completion of the proposed asset sale and merger and the anticipated timing thereof, the benefits of the asset sale for Buzztime’s stockholders and other stakeholders, and potential management changes following the asset sale. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance.

Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to: (i) risks that the conditions to the closing of the proposed merger and/or asset sale are not satisfied, including the failure of Buzztime and Brooklyn to timely obtain the requisite stockholder and member approvals for the merger and/or asset sale and related matters, or to meet the net cash and capitalization requirements under the merger agreement, as applicable; (ii) uncertainties as to the timing of the consummation of the proposed merger and asset sale and the ability of each party to consummate the proposed merger and asset sale; (iii) risks related to Buzztime’s and Brooklyn’s ability to manage their respective operating expenses and its expenses associated with the proposed merger and asset sale, as applicable, pending closing; (iv) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Buzztime and the ability of Buzztime and Brooklyn to consummate the merger and Buzztime and eGames.com to consummate the asset sale; (v) Buzztime’s ability to continue to operate as a going concern if the proposed merger or asset sale is not consummated in a timely manner, or at all; (vi) the outcome of any legal proceedings that may be instituted against Buzztime, Brooklyn or others related to the merger agreement or the asset purchase agreement; (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of either or both of those agreements; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger or asset sale; and (ix) those risks and uncertainties discussed in Buzztime’s reports filed with the SEC, including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other documents that may be filed by Buzztime from time to time with the SEC available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. Buzztime cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication speak only as of the date on which they were made. Buzztime does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.

Contacts

buzztime@lhai.com